Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of EnergySolutions, Inc. for the registration of $300,000,000 outstanding 10.75% Senior Notes due 2018 and to the incorporation by reference therein of our report dated March 31, 2011, with respect to the consolidated financial statements of EnergySolutions, Inc., and the effectiveness of internal control over financial reporting of EnergySolutions, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah

May 16, 2011